INVESTMENT SUB-SUBADVISORY AGREEMENT

This Investment Sub-Subadvisory Agreement is made as of October 7, 2014 (the “Effective Date”), by and between Western Asset Management Company, a California corporation (hereafter “Subadviser”), and Western Asset Management Company Limited, a corporation organized under the laws of England (hereafter “Sub-Subadviser”).

WHEREAS, The Vantagepoint Funds is a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Subadviser has entered into an Investment Subadvisory Agreement by and between Subadviser, Vantagepoint Investment Advisers, LLC (“VIA”) and The Vantagepoint Funds made as of July 17, 2014, as amended on September 26, 2014 (the “Subadvisory Agreement”) pursuant to which Subadviser acts as a subadviser to the Vantagepoint High Yield Fund (the “Fund”), a separate series of The Vantagepoint Funds;

WHEREAS, subject to the receipt of approval by the Board of Directors of The Vantagepoint Funds and subject to an investment advisory agreement between Subadviser and Sub-Subadviser, the Subadvisory Agreement permits the Subadviser to retain the Sub-Subadviser to provide certain investment subadvisory services as described in the Subadvisory Agreement with respect to a portion of the Fund’s assets assigned to Subadviser (“Subadviser’s Portfolio) to enable the Subadviser to perform its duties under the Subadvisory Agreement;

WHEREAS, Subadviser and Sub-Subadviser wish to enter into a sub-subadvisory agreement pursuant to which Sub-Subadviser will perform the following duties with respect to a portion of the Subadviser’s Portfolio (the “Agreement”).

AGREEMENTS:

In consideration of the promises and mutual covenants hereinafter set forth, and intending to be legally bound hereby, the Subadviser and Sub-Subadviser agree as follows:

1.	ACCOUNT

The account with respect to which Sub-Subadviser shall perform its services shall consist of those assets of the Subadviser’s Portfolio that Subadviser determines to assign to Sub-Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter “Account”). From time to time, Subadviser may, upon notice to Sub-Subadviser, make additions to the Account and may, upon notice to Sub-Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the Account to zero, Sub-Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement.

2.	APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

(a) Purchase and Sale. Subadviser hereby appoints Sub-Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with investment guidelines provided by VIA to Subadviser, and the policies and written investment objectives, policies, procedures and restrictions of the Fund described in Section 4 below, Subadviser hereby grants Sub-Subadviser complete, unlimited and unrestricted discretion and authority to supervise and direct the investment of the Account and to select portfolio investments with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). Sub-Subadviser will review with Subadviser or VIA, upon the request of Subadviser or VIA, any transactions it makes with respect to the management of the Account.

(b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Sub-Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent VIA or The Vantagepoint Funds in any way or otherwise to be an agent of , VIA or the Fund. The activities of VIA, Subadviser and Sub-Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds and in compliance with applicable laws.

(c) Proxy Voting. Unless otherwise instructed by Subadviser, VIA or The Vantagepoint Funds, Sub-Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of investments held in the Account in accordance with the Sub-Subadviser’s written proxy voting policies and procedures as provided by the Sub-Subadviser to Subadviser, VIA and the Board of Directors of The Vantagepoint Funds from time to time. Sub-Subadviser will report quarterly to Subadviser, VIA and the Fund regarding such voting in a format reasonably requested by the Subadviser or VIA. Sub-Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Sub-Subadviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”). The Sub-Subadviser shall promptly provide notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies to the Board of Directors of The Vantagepoint Funds, VIA or the Subadviser. Upon request, the Sub-Subadviser shall provide The Vantagepoint Funds with a complete and current copy of its policies, procedures and other guidelines or a description of such policies, procedures and guidelines for the purpose of disclosing such information in The Vantagepoint Funds’ prospectus or as otherwise required by the Securities Act of 1933 or 1940 Act and the rules thereunder.

3.	ACCEPTANCE OF APPOINTMENT

Sub-Subadviser accepts the appointment as an investment sub-subadviser of the Fund and agrees to use its best efforts and professional judgment to make investment decisions for the Account, and to provide the other services required or requested of Sub-Subadviser under the provisions of this Agreement.

4.	INVESTMENT POLICIES

(a) Investment Objectives and Restrictions. Subject to the supervision of The Vantagepoint Funds’ Board of Directors, VIA and Subadviser, Sub-Subadviser shall manage the assets and direct the investments of the Fund held in the Account in accordance with: (i) all applicable law; (ii) The Vantagepoint Funds’ prospectus and statement of additional information; (iii) the written investment objectives, strategies, policies, procedures, guidelines, restrictions and liquidity and other requirements of The Vantagepoint Funds, the Fund, the Subadviser’s Portfolio and the Account; (iv) The Vantagepoint Funds’ compliance policies, guidelines and procedures; and (v) any additional investment guidelines and policies that may be communicated, from time to time, by VIA to the Subadviser, all of the documents or items referenced in (ii) through (v) may be restated or modified from time to time by VIA or The Vantagepoint Funds. VIA retains the right, on written notice to Subadviser, to modify any such documents, objectives, policies, procedures, guidelines, restrictions, or requirements in any manner and at any time as may be allowed pursuant to the 1940 Act and consistent with the terms of the Subadvisory Agreement and the Investment Master Advisory Agreement governing the management of the Fund.

(b) Agreement and Registration Statement. Sub-Subadviser will adhere to all specific provisions in this Agreement and in The Vantagepoint Funds’ current Registration Statement on Form N-1A as it may be amended and updated from time to time and filed with the Securities and Exchange Commission (“SEC”) on Form N-1A (“Registration Statement” and together with the documents and items described in paragraph (a) of this Section 4, “Fund Policies”)). The Registration Statement is hereby incorporated by reference and made a part of this Agreement. Subadviser agrees to provide Sub-Subadviser with copies of any amendments to the Registration Statement that are applicable to the Account within one (1) business day after the date on which such amendments or related filings are received by the Subadviser.

(c) Conflict in Policies. If a conflict in any of the Fund Policies occurs, the Registration Statement shall govern for purposes of this Agreement. Sub-Subadviser shall promptly notify VIA and Subadviser five (5) business days (or sooner if practicable) of any actual or perceived conflict that it has identified in any of the Fund Policies.

5.	CUSTODY, DELIVERY, RECEIPT OF SECURITIES

(a) Custody Responsibilities. Subadviser shall identify to Sub-Subadviser one or more custodians (the “Custodian”) to hold the Account assets. The Custodian, as identified by Subadviser, will be responsible for the custody, receipt and delivery of securities and other assets of The Vantagepoint Funds (including the Account), and Sub-Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of The Vantagepoint Funds (including the Account). In the event that any cash, securities or other assets of The Vantagepoint Funds are delivered to Sub-Subadviser, it will promptly deliver the same over to the Custodian, in the name of The Vantagepoint Funds, as permitted by applicable law. The Vantagepoint Funds, on behalf of the Fund, shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian. Sub-Subadviser shall not be responsible or liable for any act or omission of Custodian.

(b) Portfolio Transactions. Unless otherwise required by local custom, all portfolio transactions for the Account will be consummated by payment to or delivery by The Vantagepoint Funds of cash, securities or other assets due to or from the Account. Sub-Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers, dealers or other market intermediaries for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will provide information reasonably necessary to assist the Custodian in settlement of trades and other transactions for the Account.

6.	RECORD KEEPING AND REPORTING

(a) Records. Sub-Subadviser will maintain proper and complete records relating to the furnishing of services and its duties and obligations under this Agreement, including records with respect to the acquisition, holding and disposition of securities or other assets for Subadviser, VIA, the Fund and the Account in accordance with applicable law. All records maintained pursuant to this Agreement shall be subject to examination by Fund, Subadviser, VIA and by persons authorized by either of them during normal business hours upon reasonable notice, and provided that any such persons authorized by The Vantagepoint Funds, on behalf of the Fund, VIA or Subadviser shall regard such records as confidential in accordance with Section 23 of this Agreement. Upon termination of this Agreement, Sub-Subadviser, at its expense, shall promptly, upon demand, return to Subadviser, VIA and The Vantagepoint Funds, on behalf of the Fund, all records that Subadviser, VIA or The Vantagepoint Funds, on behalf of the Fund, reasonably requests. Sub-Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable law.

(b) Quarterly Valuation Reports. Sub-Subadviser shall use its best efforts to provide to Subadviser and VIA within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Sub-Subadviser’s record keeping system.

(c) Reconciliations. On a daily basis, reports of the Account’s portfolio holdings and prices from the Custodian’s records will be made available to Sub-Subadviser, and Sub-Subadviser shall report as promptly as possible on the same business day to the Custodian, VIA and to Subadviser any discrepancies between the Custodian’s records and those of the Sub-Subadviser, including differences between the prices assigned to the assets in the Account and the prices that Sub-Subadviser believes should be assigned to them. For purposes of this paragraph, a “difference” in the prices assigned to a security shall be (i) for a security that represents 2.5% or more of the value of the total assets of the Account, a difference of 3% or more and (ii) for a security that represents less than 2.5% of the value of the total assets of the Account, a difference of 5% or more. On an ongoing basis, Sub-Subadviser shall monitor market developments for significant events occurring after the close of the primary markets for particular investments held in the Account that may materially affect their value, and shall promptly notify VIA and Subadviser of any such event that comes to Sub-Subadviser’s attention. In addition, Sub-Subadviser shall respond promptly to any request from VIA or Subadviser for information needed to assist The Vantagepoint Funds in the valuation of any Account investment, and to provide to VIA and Subadviser such information as is in Sub-Subadviser’s possession regarding the same. On a monthly basis, Sub-Subadviser shall reconcile investment and cash positions, and market values to the Custodian’s records and report any discrepancies to VIA and Subadviser within ten (10) business days after the end of the month.

(d) Loss Reimbursement. Sub-Subadviser shall reimburse the Account for any material error to the Fund’s net asset value, as described by The Vantagepoint Funds’ NAV Error Correction Policy in effect at such time, directly caused by Sub-Subadviser.

(e) Reports. Sub-Subadviser shall furnish Subadviser, VIA and the Board of Directors of The Vantagepoint Funds such information as may reasonably be necessary to evaluate the terms of this Agreement. Sub-Subadviser also shall furnish Subadviser, VIA and the Board of Directors of The Vantagepoint Funds such periodic and special reports or other information regarding Sub-Subadviser or its management of the Account, as may be reasonably requested by Subadviser, VIA or the Board of Directors of The Vantagepoint Funds from time to time, including but not limited to: (i) a quarterly report and attestation to the Board of Directors of The Vantagepoint Funds regarding activities and practices relating to transactions entered into in accordance with Rules 10f-3, 17a-7, 17e-1 under the 1940 Act, the purchase or holding of any potentially illiquid assets in the Account, any soft dollar transactions entered into by the Sub-Subadviser, and whether the Sub-Subadviser violated any Fund Policies; (ii) information relating to the Sub-Subadviser’s use of broker-dealers and counterparties; and (iii) information relating to regulatory and/or law enforcement inquiries or actions.

(f) Other Reports and Information on Request. Sub-Subadviser shall provide to Subadviser and VIA promptly upon reasonable request other reports or information relating to the Account or Sub-Subadviser.

(g) Review of Materials. During the term of this Agreement, Subadviser shall furnish to Sub-Subadviser the portions of all prospectuses, statements of additional information, proxy statements and information statements, which refer to the Sub-Subadviser (except for materials that solely reference Sub-Subadviser as a sub-subadviser of the Fund) and are prepared by The Vantagepoint Funds or by employees or agents of VIA or its Affiliates (as defined below), prior to their first use. Sub-Subadviser shall submit to Subadviser and VIA any reasonable changes to the information pertaining to the Sub-Subadviser and stated in such materials within five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof.

(h) Use of Names. Sub-Subadviser agrees that neither it, nor any of its Affiliates, will in any way refer directly or indirectly to The Vantagepoint Funds, the Fund, VIA, Subadviser or any of their respective Affiliates (as defined below) in offering, marketing or other promotional materials without the express written consent of The Vantagepoint Funds, the Fund, VIA or Subadviser, as applicable. Sub-Subadviser further agrees that The Vantagepoint Funds, the Fund, VIA and Subadviser may refer to Sub-Subadviser in public documents, as may be required by applicable law, and may use Sub-Subadviser’s name in The Vantagepoint Funds and Fund marketing or similar materials.

7.	PURCHASE AND SALE OF INVESTMENTS

(a) Selection of Broker-Dealers and other Market Intermediaries. Except to the extent otherwise instructed in writing by VIA to Subadviser under the Subadvisory Agreement (it being understood that VIA, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and other applicable law, direct Fund portfolio transactions for which Sub-Subadviser is responsible to any broker-dealer or market intermediary that VIA may designate), Sub-Subadviser shall place all orders for the purchase or sale of investments on behalf of the Account with broker-dealers or other market intermediaries (i.e., foreign currency dealers and futures commission merchants) selected by Sub-Subadviser, but not with a person affiliated with Sub-Subadviser, as the term “affiliated person” is defined in the 1940 Act (an “Affiliate”), unless the transaction is in compliance with applicable law and with the Fund Policies, copies of which shall be provided to Sub-Subadviser by the Subadviser.

(b) Best Execution. In placing such orders, Sub-Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Account and in selecting broker-dealers to execute such transactions, Sub-Subadviser may consider, in addition to commission cost and execution capabilities, relevant factors, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided by such broker-dealers. Sub-Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction for the Account which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction (“Soft

Dollars”) if Sub-Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion. Sub-Subadviser agrees that any and all Soft Dollar arrangements or usage relevant to the Account will qualify for the safe harbor set out in Section 28(e) of the 1934 Act, including any interpretations of such safe harbor by the SEC or its staff.

(c) Bunching Orders. Subadviser agrees that Sub-Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Sub-Subadviser, if in Sub-Subadviser’s reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses. Subadviser acknowledges that the determination of such economic benefit to the Account by Sub-Subadviser represents Sub-Subadviser’s evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission or other expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the investments so purchased or sold, as well as expenses incurred in the transaction, will be made by Sub-Subadviser in a manner Sub-Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.	INVESTMENT FEES

(a) Fee Schedule. The compensation of Sub-Subadviser for its services under this Agreement shall be calculated by Subadviser and paid by the Subadviser in accordance with Schedule A hereto.

(b) For purposes of this section 8 and Schedule A, The Vantagepoint Funds, the Fund and VIA shall not be responsible for the management fee or any other compensation payable to the Sub-Subadviser, which shall solely be paid or borne by Subadviser.

(c) Pro Rata Fee. If Sub-Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net asset value of the Account for the period of that calendar quarter and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Sub-Subadviser hereunder. In no event shall the Sub-Subadviser receive payment for any period of time during which there were no assets in the Account.

9.	BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

The Sub-Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to Subadviser and the Fund. The services of Sub-Subadviser to be provided hereunder are not to be deemed exclusive and Sub-Subadviser shall be free to provide similar services for its own account or the accounts of other persons and to receive compensation for such services. Subadviser acknowledges that Sub-Subadviser or its Affiliates or Sub-Subadviser’s other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Except as may otherwise be required under Sub-Subadviser’s policies and procedures described in Section 11 below, Sub-Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Sub-Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.	COMPLIANCE POLICIES AND PROCEDURES

The Sub-Subadviser shall promptly provide The Vantagepoint Funds’ Chief Compliance Officer (“CCO”), upon request, copies or written summaries of its policies and procedures for compliance by the Sub-Subadviser and the Fund with the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and promptly provide the CCO with copies or a summary of any material changes to those policies and procedures. The Sub-Subadviser shall fully cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to The Vantagepoint Funds’ Board of Directors on the operation of the Sub-Subadviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2). At least annually, the Sub-Subadviser shall provide a certification to the CCO to the effect that the Sub-Subadviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Sub-Subadviser with the Federal Securities Laws (as defined in Rule 38a-1).

11.	INSIDER TRADING POLICIES AND CODE OF ETHICS

Sub-Subadviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act, Section 204A of the Advisers Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to Subadviser, VIA and The Vantagepoint Funds, and any material violation of such policies by personnel of Sub-Subadviser and the sanctions imposed in response thereto and any issues arising under such policies shall be reported to Subadviser, VIA and The Vantagepoint Funds.

12.	INSURANCE

At all times during the term of this Agreement, Subadviser and Sub-Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser of an investment company registered as such under the 1940 Act managing the amount of aggregate assets managed by Subadviser and Sub-Subadviser, respectively.

13.	LIABILITY

(a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, Sub-Subadviser shall not be liable for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Sub-Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Subadviser or The Vantagepoint Funds may have under federal or state securities laws.

(b) Subadviser shall indemnify and hold harmless Sub-Subadviser against any loss, liability, damages, costs or expenses caused by: (i) the gross negligence, willful misfeasance, bad faith or fraud of Subadviser in the performance of its duties hereunder; (ii) Subadviser’s violation of applicable law; or (iii) Subadviser’s breach of any term or provision in this Agreement.

(c) Sub-Subadviser shall indemnify and hold harmless Subadviser against any loss, liability, damages, costs or expenses caused by: (i) the gross negligence, willful misfeasance, bad faith or fraud of Sub-Subadviser in the performance of its duties hereunder; (ii) Sub-Subadviser’s violation of applicable law; or (iii) Sub-Subadviser’s breach of any term or provision in this Agreement.

(d) Sub-Subadviser shall indemnify and hold harmless The Vantagepoint Funds, on behalf of the Fund, against any loss, liability, damages, costs or expenses caused by: (i) the gross negligence, willful misfeasance, bad faith or fraud of Sub-Subadviser in the performance of its duties hereunder; (ii) Sub-Subadviser’s violation of applicable law; or (iii) Sub-Subadviser’s breach of any term or provision in this Agreement.

14.	TERM

This Agreement shall be in effect for an initial term beginning on the Effective Date and ending on February 29, 2016. This Agreement may be renewed thereafter for successive periods, the length of which shall be determined by the Board of Directors of The Vantagepoint Funds, provided that such renewal is specifically approved at least annually by the Board of Directors of The Vantagepoint Funds, including a majority of those members of the Board of The Vantagepoint Funds who are not parties to the Agreement or “interested persons” of any party to the Agreement (as that term is defined in the 1940 Act).

15.	TERMINATION

This Agreement may be terminated by Sub-Subadviser, without the payment of any penalty, immediately upon notice to The Vantagepoint Funds and to Subadviser in the event of a material breach of any provision thereof by Subadviser, if such breach shall not have been cured within a twenty (20) day period after The Vantagepoint Funds and

Subadviser receive written notice of such breach from Sub-Subadviser, or otherwise by Sub-Subadviser upon sixty (60) days written notice to Subadviser, VIA and The Vantagepoint Funds, or by Subadviser, VIA or The Vantagepoint Funds for any reason or no reason immediately upon written notice to Sub-Subadviser and Subadviser if applicable. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 20, (b) upon the termination of The Vantagepoint Funds, or (c) upon termination of the Subadvisory Agreement. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties. To the extent that the assets of the Account are zero, Sub-Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.

16.	REPRESENTATIONS

(a)(i) Sub-Subadviser hereby represents that Sub-Subadviser is registered as an investment adviser under the Advisers Act and will continue to be registered for so long as this Agreement remains in effect, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Sub-Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Sub-Subadviser in accordance with its terms.

(ii) Sub-Subadviser further represents that: (a) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (b) in all material respects, it is in compliance with and will continue to be in compliance with all applicable law; (c) it will promptly notify Subadviser, VIA and The Vantagepoint Funds of the actual or pending occurrence of any event that would disqualify the Sub-Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (d) it will notify Subadviser, VIA and The Vantagepoint Funds promptly of any material fact respecting or relating to Sub-Subadviser that is not contained in the Registration Statement or of any statement contained therein respecting or relating to Sub-Subadviser that becomes untrue or inaccurate in any material respect; and (e) there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Subadviser or any of its officers, directors, employees or Affiliates is a party, or to which any of the assets of the Sub-Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Subadviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Sub-Subadviser’s assets; (iii) materially impair the Sub-Subadviser’s ability to discharge its obligations under this Agreement, and the Sub-Subadviser has not received any notice of an investigation by the SEC or any state regarding U.S. federal or state securities laws, regulations or rules.

(iii) Sub-Subadviser acknowledges that the foregoing representations in Sections 16(a)(i) and (ii) above shall be continuing and be deemed repeated at and as of all times during the term of this Agreement. Further, if at any time during the term of this Agreement, Sub-Subadviser discovers any fact or omission, or any event or change of circumstances occurs or is pending, which would make the Sub-Subadviser’s representations in this Agreement inaccurate or incomplete in any material respect, or which might render the Registration Statement untrue or misleading in any material respect, the Sub-Subadviser will provide prompt written notification within five (5) business days (or sooner if practicable) to The Vantagepoint Funds, VIA and Subadviser of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b) Subadviser hereby confirms that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Subadviser has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

17.	NOTICES

Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person, by registered mail with return receipt requested, or by electronic means the receipt of which is confirmed by registered mail with return receipt requested. The addresses of the parties are:

Subadviser:

Western Asset Management Company

385 E. Colorado Blvd. Pasadena, CA 91101

Attention: Kyle Colburn

Fax: 626-844-9551

Phone: 626-844-4074

VIA:

Vantagepoint Investment Advisers, LLC

Attention: Legal Department

c/o ICMA Retirement Corporation

777 North Capitol Street, NE, Suite 600

Washington, D.C. 20002-4240

Fax: 202-962-4601

Fund/The Vantagepoint Funds:

The Vantagepoint Funds

Attention: Angela Montez, Fund Secretary

c/o ICMA Retirement Corporation

777 North Capitol Street, NE, Suite 600

Washington, D.C. 20002-4240

Fax: 202-962-4601

Sub-Subadviser:

Western Asset Management Company Limited

10 Exchange Square

Primrose Street

London EC2A 2EN

Attention: Kyle Colburn

Fax: 44 (0)20 7422 3100

Phone: 44 (0)20 7422 3000

Each party may change its address by giving notice as herein required.

18.	SOLE INSTRUMENT

This Agreement, along with any and all attachments hereto, constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

19.	WAIVER OR AMENDMENT

No waiver of or amendment to this Agreement shall be effective unless reduced to a written document signed by the party to be charged, and such document is approved by the Board of Directors of The Vantagepoint Funds in accordance with Section 15 of the 1940 Act and written approval is obtained from VIA. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. It is understood that certain material amendments of this Agreement may require approval of The Vantagepoint Fund’s Board of Directors or the Fund’s shareholders.

20.	ASSIGNMENT OR CHANGE OF CONTROL

This Agreement shall automatically terminate in the event of its “assignment” as defined under the 1940 Act or the Advisers Act and the rules thereunder as interpreted from time to time by the SEC or its staff (an “Assignment”). In addition, Sub-Subadviser agrees to provide Subadviser, VIA and The Vantagepoint Funds immediate written advance notice of any event(s), transaction(s) or circumstance(s), whether actual, proposed or expected, that could result in an “Assignment” of the Agreement. The Sub-Subadviser shall promptly reimburse The Vantagepoint Funds, on behalf of the Fund, for any and all costs and expenses incurred by The Vantagepoint Funds, on behalf of the Fund, or its officers, directors or employees, in connection with any actual, proposed or expected “Assignment” of the Agreement (even if a proposed or expected “Assignment” ultimately does not take place).

21.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

22.	CHOICE OF LAW

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

23.	CONFIDENTIAL INFORMATION

Any information about a party to this Agreement, VIA or The Vantagepoint Funds that Subadviser or Sub-Subadviser supplies to the other party to this Agreement, which is not otherwise in the public domain or previously known to the receiving party, shall be regarded as confidential and held in the strictest confidence. Similarly, any information about a party to this Agreement, VIA or The Vantagepoint Funds that is generated or recorded by Subadviser, Sub-Subadviser, VIA or The Vantagepoint Funds pursuant to this Agreement, which is not otherwise in the public domain, also shall be regarded as confidential and held in the strictest confidence (such information, together with the information referenced in the previous sentence, collectively, “Confidential Information”).

Confidential Information includes, but is not limited to: the records referenced in Section 6(a) hereof, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Fund, the transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to The Vantagepoint Funds, VIA, or a party to this Agreement.

No party to this Agreement may use Confidential Information about the other party to this Agreement, VIA or The Vantagepoint Funds, except solely: (i) for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains.

No party to this Agreement may disclose to others Confidential Information about the other party to this Agreement, VIA or The Vantagepoint Funds, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over a party to this Agreement; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains.

Notwithstanding the foregoing, VIA and The Vantagepoint Funds, on behalf of the Fund, may disclose Confidential Information regarding the Sub-Subadviser to each other or to a third party for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded. In addition, Subadviser and Sub-Subadviser may disclose Confidential Information to each other for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded.

Further, no party to this Agreement may trade in any securities issued by the other party to this Agreement or The Vantagepoint Funds while in possession of material non-public information about that party or such securities.

Lastly, the Sub-Subadviser may not consult with any other subadvisers of The Vantagepoint Funds (other than the Subadviser) about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund.

Nothing in this Agreement shall be construed to prevent the Sub-Subadviser from lawfully giving other persons investment advice about, or lawfully trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON October 7, 2014 and make it effective on the date first set forth at the beginning of this Agreement.

Subadviser	Sub-Subadviser

Western Asset Management Company	Western Asset Management Company Limited

by:	by:

/s/ Steven K. Puodziunas (signature)	/s/ James J. Flick (signature)

Head of Client Service & Marketing Support (name, title)	Director of Global Client Service and Marketing (name, title)

Schedule A

Fee Schedule

For

WESTERN ASSET MANAGEMENT COMPANY LIMITED

The Sub-Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the portion of the assets under the Sub-Subadviser’s management as provided by the Subadviser based on the following annual rate.

0.20%

16